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                                  EXHIBIT 11

               Statement Re:  Computation of Earnings Per Share


                                                                       Three Months         Three Months
                                                                           Ended               Ended
                                                                         March 26,           March 28,
                                                                           2000                1999
                                                                      --------------       -------------
(In thousands, except per share amounts)

Average shares outstanding - Basic                                             5,290               5,779

Shares issuable upon the exercise of
  Outstanding stock options and warrants                                          22                 217
                                                                      --------------       -------------

Weighted average shares outstanding - Diluted                                  5,312               5,996
                                                                      ==============       =============

Income before cumulative effect of change in accounting principle             $1,206              $1,475

Cumulative effect of change in accounting principle,
  net of taxes                                                                    --                (181)
                                                                      --------------       -------------

Net income                                                                    $1,206              $1,294
                                                                      ==============       =============
Basic earnings per share:
     Income before cumulative effect of change in
     Accounting principle                                                     $ 0.23              $ 0.25

     Cumulative effect of accounting change, net of
         Taxes                                                                    --               (0.03)
                                                                      --------------       -------------

     Net income per share - Basic                                             $ 0.23              $ 0.22
                                                                      ==============       =============
Diluted earnings per share:
     Income before cumulative effect of change in
     accounting principle                                                     $ 0.23              $ 0.25

     Cumulative effect of accounting change, net
       of taxes                                                                   --               (0.03)

                                                                      --------------       -------------
     Net income per share - Diluted                                           $ 0.23              $ 0.22
                                                                      ==============       =============
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